Exhibit 10.3

SETTLEMENT AGREEMENT

THIS AGREEMENT is dated as of June 30, 2009, between Hi-Shear Technology Corporation (“HSTC”) and United Space Alliance, LLC (“USA”).

WHEREAS, HSTC and USA are parties in the case of HSTC v. USA, Case No. 05-2000-CA-024754 in the Circuit Court for the Eighteenth Judicial Circuit, in and for Brevard County, Florida (“Case No. 24754’); and

WHEREAS, HSTC has filed a complaint against Pacific Scientific Energetic Materials Company (“Pac Sci”) in Case No. 05-2004-CA-022186 in the Circuit Court of the Eighteenth Judicial Circuit, in and for Brevard County, Florida (“Case No. 22186”), and Case No. 22186 remains pending in that Court; and

WHEREAS, appellate proceedings arising out of Case No. 24754 are currently pending in the Florida Fifth District Court of Appeal and in the United States Supreme Court; and

WHEREAS, USA has initiated collection efforts against HSTC under the law and procedure of the State of California (“California Collection Proceedings”); and

WHEREAS, the parties desire to avoid the time and expense of further litigation and wish to resolve all disputes with one another; and

WHEREAS, on or before May 29, 2009, the parties reached a verbal agreement on the settlement amount to be paid by HSTC, which is memorialized in Paragraph 1 of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by HSTC and USA, the parties agree as follows:

1.             Payment—HSTC shall pay USA the total sum of $1,600,000 in four separate installments of $400,000. The first $400,000 payment is due and payable on the Effective Date, which shall be defined as the later of June 30, 2009, or the date of complete execution of this Agreement. The second $400,000 payment is due and payable on September 30, 2009. The third $400,000 payment is due and payable on December 31, 2009. The fourth and last payment is due and payable on March 31, 2010. No interest shall be charged on the unpaid balance to be paid to USA in this Agreement. HSTC may prepay the amount owed under this Agreement at any time. All payments under this agreement shall be by wire transfer in accordance with the wiring instructions attached to this Agreement as Exhibit A. The initial payment shall be tendered to counsel for HSTC on the Effective Date. Subsequent payments shall be made to arrive on the due date.

2.             Default—HSTC shall be in default of this Settlement Agreement if (A) HSTC fails to make any payment when due under Paragraph 1 of this Agreement; or (B) HSTC sustains a major adverse change in its financial condition, defined as an increase in HSTC’s debt by $1,000,000 over the amount of debt on HSTC’s financial statements as of March 19, 2009. In the event of a default by HSTC and a failure to cure the default within five calendar days of receipt of a written notice of default, USA shall be entitled to immediate entry of a Final Judgment in the amount of all sums remaining to be paid pursuant to Paragraph 1 of this Agreement. USA shall be entitled to post-judgment interest at the prevailing statutory rate on the Final Judgment entered pursuant to this provision. HSTC waives any defenses to levy, execution, and collection efforts on that Final Judgment if entered.

3.             General Release of HSTC—USA hereby releases and forever discharges HSTC, and its employees, officers, agents, predecessors, successors, insurers, legal representatives, assigns, member companies, directors, shareholders, advisory board and members thereof, parents, subsidiaries and affiliates, from any and all actions, causes of action, claims, damages, executions, liens, judgments and demands whatsoever, in law or in equity, for, upon or by reason of any matter, cause, damage, loss, or injury of any nature occurring prior to the Effective Date, including but not limited to all matters which were or could have been asserted in Case No. 24754, and any obligations arising thereunder. This release extends and applies to, and also covers and includes, all unknown, unforeseen, unanticipated and unsuspected matters, causes, injuries, damages, loss and liability, and the consequences thereof, as well as those now disclosed and known to exist.

4.            General Release of USA—HSTC hereby releases and forever discharges USA, and its employees, officers, agents, predecessors, successors, insurers, legal representatives, assigns, member companies, directors, shareholders, advisory board and members thereof, parents, subsidiaries and affiliates, from any and all actions, causes of action, claims, damages, executions, liens, judgments and demands whatsoever, in law or in equity, for, upon or by reason of any matter, cause, damage, loss, or injury of any nature occurring prior to the Effective Date, including but not limited to all matters which were or could have been asserted in Case No. 24754, and any obligations arising thereunder. This release extends and applies to, and also covers and includes, all unknown, unforeseen, unanticipated and unsuspected matters, causes, injuries, damages, loss and liability, and the consequences thereof, as well as those now disclosed and known to exist.

5.             Mutual Limited Carve Out—The parties represent that as of the Effective Date, each has received no notification of any contemplated or pending U.S. Governmental investigation, claim, or action related to any purchase orders between the parties for products made for use in connection with the Space Shuttle program. However, notwithstanding anything herein to the contrary, the mutual releases in Paragraphs 3 and 4 of this Agreement shall not preclude either party from seeking indemnity in the event of a subsequent U.S. Governmental action related to purchase orders that were not involved in, are independent of, and unrelated to, any matters that were or could have been asserted in Case No. 24754.

6.             Dismissals—HSTC and USA shall immediately file an Agreement That The Case Be Dismissed in the case of HSTC v. USA, Case No. 08-1369, in the Supreme Court of the United States. HSTC and USA shall immediately file a Joint Notice of Settlement and Joint Stipulation For Dismissal of HSTC’s appeal in Case No. 5D08-4282 in the Florida Fifth District Court of Appeal. In consideration for the dismissal of the appeal in Case No. 5D08-4282, USA and HSTC agree to submit an Agreed Order setting aside the judgment that is the subject of the appeal in Case No. 5D08-4282, and USA will immediately dismiss, resolve, and withdraw all collection efforts and liens in the California Collection Proceedings and will file or record with the appropriate California court, county, and secretary of state, all documents necessary to do so as of public record. On the Effective Date, or as soon thereafter as practicable, the parties will submit an Agreed Order of Abatement of Case No. 24754. Upon the full payment of the amounts due to USA under Paragraph 1 of this Agreement, and full satisfaction of the parties’ obligations under this Agreement, the parties shall submit a Joint Stipulation for Dismissal With Prejudice of Case No. 24754 and shall submit an Agreed Order of Dismissal to be entered by the Court.

7.             Satisfaction of Judgment—HSTC shall immediately execute a Satisfaction of Judgment regarding Paragraph 7 of the Corrected Final Judgment rendered on March 23, 2007, Nunc Pro Tunc, May 18, 2006 in Case No. 24754 in a form acceptable to counsel for USA.

8.             Pacific Scientific—HSTC shall immediately file a joint stipulation of voluntary dismissal with prejudice or a notice of voluntary dismissal with prejudice of Case No. 22186. If Pac Sci agrees, HSTC shall execute a joint mutual release with Pac Sci.

9.             Survival of Provisions—The parties agree that the covenants and agreements set forth herein will survive the execution of this Agreement.

10.           No Liability—The parties agree that this settlement and this Settlement Agreement do not constitute an admission or concession of liability by any party.

11.           Inventory of Component Parts—Hi-Shear is holding certain partially completed Shuttle Parts along with related documentation for those parts. A list of these parts is attached as Exhibit B. Within ninety days of the Effective Date, USA has the option to decide whether to accept these parts. If USA decides to accept these parts, USA shall provide written notice of its decision, and then Hi-Shear will ship the parts and related documentation as USA may direct. If USA decides to accept these parts, the cost of shipping the parts and related documentation shall be at USA’s expense. If USA does not provide written notice of a decision to accept these parts within ninety days of the Effective Date, Hi-Shear may dispose of the parts as it sees fit.

12.           Settlement Documents—The dismissal papers, orders and satisfaction of judgment required by paragraphs 5, 6 and 7 herein shall be prepared and executed by the Effective Date and shall be considered to be incorporated by reference herein. The parties agree to cooperate in the drafting and to execute any instruments necessary to give full force and effect to this settlement.

13.           Notices—All notices to HSTC under this Agreement, including notices of default, shall be made in writing by overnight courier to Ms. Jan L. Hauhe, Chief Financial Officer, Hi-Shear Technology Corp., 24225 Garnier St., Torrance, CA 90505. All notices to USA under this Agreement shall be made in writing by overnight courier to United Space Alliance, LLC, Attention: Rochelle L. Cooper, 8550 Astronaut Boulevard, MS: USK-T21, Cape Canaveral, FL 32920.

14.           Venue—The parties agree that the venue for any claims or disputes concerning, relating to, or arising out of this Settlement Agreement shall be Brevard County, Florida; provided, however, that nothing in this Paragraph 14 requires venue in Brevard County, Florida, for any subsequent indemnity action by either of the parties if one arises as described in Paragraph 5 of this Agreement.

15.           Governing Law—The parties agree that this Settlement Agreement and all issues relating thereto shall be governed by the Law of Florida.

16.           Counterparts—This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all once together shall constitute one and the same agreement.

17.           Entire Agreement—This Agreement constitutes the entire Agreement between the parties as to the subject matter herein, and may only be modified by written amendment executed by both HSTC and USA.

Agreed to this 7th day of July, 2009 by:

HI-SHEAR TECHNOLOGY CORPORATION			UNITED SPACE ALLIANCE, LLC

By	/s/ Jan L. Hauhe		By	/s/ David A. Bolton
	Jan L. Hauhe	(Name)		David A. Bolton	(Name)
	its Chief Financial Officer	(Title)		Associate General Counsel	(Title)